Exhibit 99.1

                      FOR IMMEDIATE RELEASE

             CHIQUITA ANNOUNCES FIRST QUARTER RESULTS
                 AND DECLARES QUARTERLY DIVIDENDS


CINCINNATI, OHIO, April 22, 1998 -- Chiquita Brands International, Inc. today reported first quarter 1998 diluted earnings per share of $.52 which was in line with the consensus of Wall Street analyst estimates. Diluted earnings per share for the 1997 first quarter was $.60 per share. Net income for the first quarter ended March 31, 1998 was $41 million compared to net income of $43 million for the first quarter of 1997. Net sales for the quarter increased by $86 million to $717 million in 1998 primarily from the expansion of Chiquita's vegetable canning operations through acquisitions completed in late 1997 and early 1998.

First quarter North America banana prices were lower than in 1997 on higher industry volume. Subsequent pricing has been higher than last year. The growth in industry volume slowed as the quarter progressed as exports from Ecuador and Colombia began to decline due to ongoing El Nino climatic conditions.

In Europe, despite the continued adverse effect of a stronger dollar, the Company achieved dollar price realizations comparable to the prior year on higher European currency banana pricing.

The Company indicated that after a strike lasting almost 60 days at its western Panama division during the term of a valid labor contract, the workers unilaterally returned to work last week without having settled remaining issues. As a result of the strike, production from the division was interrupted and the first quarter 1998 results included unrecovered fixed costs from this division. The Company is evaluating the extent to which the division will be able to return to production before the end of the year. Otherwise, the Company achieved improved utilization of production and transportation capacity on increased worldwide banana volume during the quarter.

The Company also noted that operating results of its Diversified
Food Group improved during the quarter. Chiquita's consolidated operating income for the first quarter of 1998 was $70 million, approximately $2 million less than for 1997.

Separately, the Company declared quarterly cash dividends of $.05 per share on its common stock, $.7188 per share on its Series A Preferred Stock and $.9375 per share on its Series B Preferred Stock. Each dividend is payable as of June 7, 1998 to shareholders of record at the close of business on May 21, 1998.

Chiquita is a leading international marketer, producer and
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distributor of bananas and other quality fresh and processed food products.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. All statements, other than statements of historical facts, included in this press release that address events, developments or financial results that Chiquita expects, believes or estimates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.
Such statements are subject to a number of assumptions, risks and uncertainties, including product pricing, costs to purchase or grow (and availability of) fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies, access to capital, actions of governmental bodies and other market and competitive conditions, many of which are beyond the control of Chiquita. Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from the expectations expressed in the forward-looking statements.


FOR FURTHER INFORMATION, PLEASE CONTACT:
Joseph W. Hagin  (513) 784-8866
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                                                      PRELIMINARY

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                                         CONSOLIDATED INCOME STATEMENT
                                 FOR THE QUARTER ENDED MARCH 31, 1998 AND 1997
                                    (In millions, except per share amounts)

                                                                  Quarter Ended March 31,
                                                                   1998             1997
                                                                 ---------       ---------
Net sales                                                           $717.2        $  631.4
                                                                 ---------       ---------
Operating costs and expenses:
  Cost of sales                                                      540.6           464.0
  Selling, general and administrative                                 83.6            74.4
  Depreciation                                                        23.2            21.6
                                                                 ---------       ---------
                                                                     647.4           560.0
                                                                 ---------       ---------
Operating income                                                      69.8            71.4

Interest income                                                        3.1             4.4
Interest expense                                                     (28.0)          (28.5)
Other income, net                                                       .2              .3
                                                                 ---------       ---------
Income before income taxes                                            45.1            47.6
Income taxes                                                          (4.0)           (4.3)
                                                                 ---------       ---------
Net income                                                          $ 41.1        $   43.3
                                                                 =========       =========

Diluted earnings per share                                          $ 0.52        $   0.60
                                                                 =========       =========
Shares used to calculate diluted
  earnings per share                                                  79.7            72.2
                                                                 =========       =========

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.

1998 includes sales, costs and shares issued in connection with the acquisition of canning businesses.
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